Exhibit 99.1

News Release

Enbridge Energy Partners, L.P. Declares Distribution Increase and Reports Earnings for Second Quarter 2014

HOUSTON — (July 31, 2014) - Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or the “Partnership”) announced today that the board of directors of its general partner has declared a cash distribution of $0.555 per unit, or $2.22 per unit on an annualized basis, representing a 2.1 percent increase over the prior quarter. The distribution will be paid on August 14, 2014 to unitholders of record as of the close of business on August 7, 2014.

HIGHLIGHTS

•	Record-setting Lakehead and North Dakota system deliveries.

•	Announced 2.1 percent distribution increase; $2.22 per unit annualized cash distribution rate.

•	Reports adjusted EBITDA for the second quarter of $362.3 million.

•	Eastern Access, Line 6B replacement project 160-mile segment entered service May 1st.

•	Announced equity restructure with general partner to enhance Partnership’s prospective cost of capital.

•	Executed drop-down sale to Midcoast Energy Partners, L.P. (NYSE: MEP) for $350 million.

“We are pleased with the Partnership’s second quarter performance, particularly with the record deliveries on our Lakehead and North Dakota liquids pipeline systems. With robust crude oil supply growth in western Canada and the Bakken formation, we expect deliveries on our Lakehead system to further increase and deliveries on our North Dakota system to remain strong in the second half of 2014. Turning to project execution, we placed a large component of our Eastern Access program into service on May 1st, representing approximately $1.5 billion of capital. Looking forward, the remaining 50-mile segment of the Line 6B replacement to Sarnia, Ontario, in addition to the first phase of our Line 61 Mainline Expansion, are expected to begin service in the second half of this year. We expect our organic growth projects will deliver highly certain earnings and cash flows and our financial performance and distribution coverage to strengthen in the second half of 2014 due to the incremental project contributions,” said Mark Maki, president for the Partnership.

“A key development in the second quarter was the announcement of an equity restructure transaction whereby our general partner agreed to reduce the Partnership’s prospective maximum incentive distribution tier. The equity restructure is expected to enhance the economics of the Partnership’s investment projects and to increase cash flow available for distribution to our public unitholders, in addition to improving the Partnership’s prospective cost of capital. This once again demonstrates the strategic alignment and support from our sponsor, Enbridge Inc. As it relates to our financing plan, we completed our first drop-down sale of additional ownership interests in our jointly owned natural gas business to MEP since MEP’s IPO. The MEP drop-down strategy is an integral component of our financing program as we expect it will provide significant funding for EEP’s attractive Liquids Pipelines growth projects and will substantially satisfy our equity capital requirements,” noted Maki.

The Partnership’s key financial results for the three and six months ended June 30, 2014, compared to the same periods in 2013, were as follows:

	Three months ended June 30,		Six months ended June 30,
(unaudited; dollars in millions, except per unit amounts)	2014	2013	2014	2013
Net income (1)	$43.9	$89.9	$137.2	$6.6
Net income (loss) per unit	0.02	0.18	0.19	(0.18)

Adjusted EBITDA (2)	362.3	284.6	701.0	565.5
Adjusted net income (1)	107.1	74.7	210.0	170.4
Adjusted net income per unit	0.21	0.13	0.41	0.34

(1)	Net income and adjusted net income attributable to general and limited partner ownership interests in Enbridge Energy Partners.
(2)	Includes non-controlling interest.

Adjusted net income for the three month period ended June 30, 2014, as reported above, eliminates the impact of: (a) additional environmental costs, net of insurance recoveries, associated with the Line 6B incident; (b) non-cash, mark-to-market net gains and losses and other adjustments. Refer to the Non-GAAP Reconciliations section below for additional details.

Adjusted net income of $107.1 million for the second quarter of 2014 was $32.4 million higher than the same period from the prior year. Higher earnings were attributable to higher transportation rates, deliveries and associated revenues from our liquids pipeline segment, partially offset by lower gross margin in our natural gas segment due to lower natural gas throughput and natural gas liquids (NGL) production on our natural gas systems.

During the second quarter, the Partnership attributed approximately $22.5 million of earnings to its Series 1 Preferred unit holders. This amount is deducted from net income to arrive at the amount of net income attributable to the general and limited partners. Preferred distributions are accrued at an annual rate of 7.5 percent through June 30, 2015. The Partnership may defer payment of those accrued amounts until the earlier of June 1, 2019 or the date on which the Partnership redeems the units.

COMPARATIVE EARNINGS STATEMENT

	Three months ended June 30,		Six months ended June 30,
(unaudited; dollars in millions except per unit amounts)	2014	2013	2014	2013
Operating revenue	$1,871.1	$1,672.7	$3,950.7	$3,365.7
Operating expenses:
Cost of natural gas	1,259.8	1,115.5	2,748.5	2,306.9
Environmental costs, net of recoveries	38.2	5.2	43.2	183.7
Operating and administrative	224.6	218.0	441.6	412.9
Power	54.2	29.2	104.6	62.8
Depreciation and amortization	113.4	95.8	217.2	188.0

Operating income	180.9	209.0	395.6	211.4
Interest expense	80.2	79.5	157.1	155.9
Allowance for equity used during construction	12.6	8.1	33.3	15.9
Other income	1.2	0.3	0.4	0.6

Income before income tax expense	114.5	137.9	272.2	72.0
Income tax expense	2.0	14.2	4.0	16.0

Net income	112.5	123.7	268.2	56.0
Less: Net income attributable to:
Noncontrolling interest	42.4	18.4	78.7	34.0
Series 1 preferred unit distributions	22.5	13.1	45.0	13.1
Accretion of discount on Series 1 preferred units	3.7	2.3	7.3	2.3

Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$43.9	$89.9	$137.2	$6.6
Less: Allocations to general partner	38.9	33.2	73.3	62.8

Net income (loss) allocable to limited partners	$5.0	$56.7	$63.9	$(56.2)
Weighted average limited partner units (basic)	327.6	314.8	327.0	311.0

Net income (loss) per limited partner unit (basic)	$0.02	$0.18	$0.19	$(0.18)

Weighted average limited partner units outstanding (diluted)	327.6	314.8	327.0	311.0

Net income (loss) per limited partner unit (diluted)	$0.02	$0.18	$0.19	$(0.18)

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three and six month periods ended June 30, 2014 with the same periods of 2013. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended June 30,		Six months ended June 30,
(unaudited; dollars in millions)	2014	2013	2014	2013
Liquids	$232.8	$167.9	$438.0	$322.2
Natural Gas	7.7	15.7	16.6	42.5
Corporate	(3.4)	(3.2)	(3.1)	(3.6)

Adjusted operating income	$237.1	$180.4	$451.5	$361.1

Liquids – Second quarter adjusted operating income for the Liquids segment increased $64.9 million to $232.8 million from $167.9 million for the comparable period in 2013. Higher revenues in the second quarter were attributable to an increase in transportation rates and higher deliveries on both our Lakehead and North Dakota systems. Collectively, total liquids system deliveries increased approximately 29 percent over the same period from prior year due to robust crude oil supply growth in western Canada and the Bakken formation, complemented by Enbridge and the Partnership’s pipeline expansion projects entering service. On May 1, 2014, we placed into service a large component of our Eastern Access program, specifically the 160-mile segment of our Line 6B replacement project from Griffith, Indiana to Stockbridge, Michigan, which contributed to the increase in revenues during the quarter. Higher revenues were partially offset by increased operating and administrative expenses.

Liquids Systems Volumes	Three months ended June 30,		Six months ended June 30,
(thousand barrels per day)	2014	2013	2014	2013
Lakehead	2,088	1,683	2,045	1,759
Mid-Continent	176	170	194	196
North Dakota	314	151	280	139

Total	2,578	2,004	2,519	2,094

Natural Gas – Second quarter adjusted operating income for the Natural Gas segment was $8 million lower compared to the same period of 2013. The decrease in adjusted operating income was predominantly attributable to lower natural gas throughput and NGL production volumes on our major systems. The decrease in volumes on our systems was primarily attributable to reduced drilling activity in the Anadarko region coupled with reduced dry gas drilling activity and delayed well completions in our East Texas region. Lower segment gross margin was partially offset by lower operating and administrative expenses.

Natural Gas Throughput	Three months ended June 30,		Six months ended June 30,
(MMBtu per day)	2014	2013	2014	2013
East Texas	1,029,000	1,211,000	1,000,000	1,231,000
Anadarko	826,000	972,000	825,000	968,000
North Texas	300,000	344,000	286,000	338,000

Total	2,155,000	2,527,000	2,111,000	2,537,000

Partnership Financing – On June 19, 2014, Enbridge Energy Partners announced that it had entered into a Purchase and Sale Agreement with Midcoast Energy Partners, L.P. to sell an additional 12.6 percent interest in its subsidiary, Midcoast Operating, L.P. for $350 million in cash proceeds. This transaction closed on July 1, 2014.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) (“Enbridge Management”) today declared a distribution of $0.555 per share payable on August 14, 2014 to shareholders of record on August 7, 2014. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on August 5, 2014. Enbridge Management’s sole asset is its approximate 16.5 percent limited partner interest in Enbridge Partners. Enbridge Management’s results of operations, financial condition and cash flows depend on the results of operations, financial condition and cash flows of Enbridge Partners, which are summarized herein for the second quarter of 2014.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its financial results for the quarter ended June 30, 2014 in a live Internet presentation, commencing at 5:00 p.m. Eastern Time on July 31, 2014. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available on the Partnership’s website at the link below.

EEP Events and Presentations:

www.enbridgepartners.com/Investor-Relations/EEP/Events-and-Presentations/

Webcast link: http://www.media-server.com/m/p/qhyne3sm

The audio portion of the live presentation will be accessible by telephone at (866) 515-2907 (Passcode: 42846494) and can be replayed until August 14, 2014 by calling (888) 286-8010 (Passcode: 18108183). An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains and other nonrecurring items that affect earnings. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

Adjusted Earnings	Three months ended June 30,		Six months ended June 30,
(unaudited; dollars in millions except per unit amounts)	2014	2013	2014	2013
Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$43.9	$89.9	$137.2	$6.6
Noncash derivative fair value (gains) losses
-Liquids	5.3	(3.2)	7.5	(1.2)
-Natural Gas	8.9	(22.3)	5.1	(20.8)
-Corporate	5.3	(1.0)	11.0	(0.3)
Option premium amortization	(0.7)	(1.1)	(1.4)	(1.3)
Make-up rights adjustment	4.7	—	7.3	—
Deferred tax law adjustment	—	12.1	—	12.1
Line 6B incident expenses, net of recoveries	36.0	(2.0)	36.0	173.0
Accretion of discount on Series 1 preferred units	3.7	2.3	7.3	2.3

Adjusted net income	107.1	74.7	210.0	170.4
Less: Allocations to general partner	40.1	32.9	74.7	66.0

Adjusted net income allocable to limited partners	$67.0	$41.8	$135.3	$104.4
Weighted average units (millions)	327.6	314.8	327.0	311.0

Adjusted net income per limited partner unit (dollars)	$0.21	$0.13	$0.41	$0.34

Liquids	Three months ended June 30,		Six months ended June 30,
(unaudited; dollars in millions)	2014	2013	2014	2013
Operating income	$187.7	$173.1	$389.8	$150.4
Line 6B incident expenses, net of recoveries	36.0	(2.0)	36.0	173.0
Noncash derivative fair value (gains) losses	5.3	(3.2)	7.5	(1.2)
Make-up rights adjustment	3.8	—	4.7	—

Adjusted operating income	$232.8	$167.9	$438.0	$322.2

Natural Gas	Three months ended June 30,		Six months ended June 30,
(unaudited; dollars in millions)	2014	2013	2014	2013
Operating income (loss)	$(3.4)	$39.1	$8.9	$64.6
Noncash derivative fair value (gains) losses	10.8	(22.3)	6.2	(20.8)
Option premium amortization	(0.8)	(1.1)	(1.7)	(1.3)
Make-up rights adjustment	1.1	—	3.2	—

Adjusted operating income	$7.7	$15.7	$16.6	$42.5

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended June 30,		Six months ended June 30,
(unaudited; dollars in millions)	2014	2013	2014	2013
Net cash provided by operating activities	$148.8	$271.6	$359.6	$477.5
Changes in operating assets and liabilities, net of cash acquired	119.9	(57.0)	156.8	(63.4)
Interest expense (1)	74.9	80.5	146.1	156.2
Income tax expense	2.0	14.2	4.0	16.0
Allowance for equity used during construction	12.6	8.1	33.3	15.9
Option premium amortization	(0.7)	(1.1)	(1.7)	(1.3)
Deferred tax law adjustment	—	(12.1)	—	(12.1)
Other	4.8	(19.6)	2.9	(23.2)

Adjusted EBITDA	$362.3	$284.6	$701.0	$565.6

(1)	Interest expense excludes unrealized mark-to-market net losses of $5.3 million and $11.0 million for the three and six month periods ended June 30, 2014, respectively. Interest expense excludes unrealized mark-to-market net gains of $1.0 million and $0.3 million for the three and six month periods ended June 30, 2013, respectively.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and, through its interests in Midcoast Energy Partners, L.P. (“Midcoast Partners”), natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 17 percent of total U.S. oil imports. Midcoast Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.5 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

About Enbridge Energy Management, L.L.C

Enbridge Energy Management, L.L.C. manages the business and affairs of Enbridge Partners, and its sole asset is an approximate 16.5 percent limited partner interest in Enbridge Partners. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB) (TSX:ENB) is the general partner of Enbridge Partners and holds an approximate 34 percent interest in Enbridge Partners together with all of the outstanding preferred interests in Enbridge Partners.

Forward Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target”, “will” and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) the Partnership’s ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to the Partnership’s tariff rates; and (7) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

The Partnership’s forward looking statements are subject to risks and uncertainties pertaining to operating performance, regulatory parameters, project approval and support, weather, economic conditions, interest rates and commodity prices, including but not limited to those discussed more extensively in our filings with the U.S. securities regulators. The impact of any one risk, uncertainty or factor on any particular forward looking statement is not determinable with certainty as these are independent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by law, we assume no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to EEP’s and EEQ’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at Enbridge Partners’ web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad	Terri Larson

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: www.enbridgepartners.com

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